Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 3 TO THE

3-YEAR CREDIT AGREEMENT

Dated as of June 22, 2005

AMENDMENT NO. 3 TO THE 3-YEAR CREDIT AGREEMENT (this "Amendment"), dated as of June 22, 2005 among The Interpublic Group of Companies, Inc., a Delaware corporation (the "Company"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders") and Citibank, N.A., as agent (the "Agent") for the Lenders.

PRELIMINARY STATEMENTS:

(1)        The Company, the Lenders and the Agent have entered into a 3-Year Credit Agreement dated as of May 10, 2004, as amended as of September 29, 2004 and March 31, 2005 (the "Credit Agreement"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the same meanings as specified in the Credit Agreement.

(2)        The Company, the Required Lenders and the Agent have entered into a waiver letter agreement, dated March 31, 2005 and a waiver letter agreement, dated June 22, 2005, pursuant to which certain potential breaches, Defaults and Events of Default under the Credit Agreement were waived.

(3)        The Company, the Required Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.    Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)        Section 3.03(c) shall be deleted in its entirety and replaced with the following:

“(c)      the Company and its Consolidated Subsidiaries, taken together, has maintained for each Business Day from and after June 22, 2005, a daily ending balance of securities held, and/or freely available, collected cash on deposit, if any, in domestic accounts with the Lenders and/or their respective Affiliates of not less than $225,000,000, in the aggregate. For purposes of this Section 3.03(c), “domestic account” shall mean a Dollar-denominated deposit or securities account held by a U.S. bank or U.S.-based subsidiary of a U.S. bank or a U.S. branch or U.S. subsidiary of a non-U.S. bank, including Dollar-denominated investment or sweep accounts held in Nassau, The Bahamas.

(b)       Section 5.02(e) is amended by deleting the proviso at the end of the last sentence of such Section and replacing it with the following:

“; provided, further, that for the period commencing on March 31, 2005 and ending September 30, 2005, except for required payments or optional

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payments in lieu of required payments when in the best interest of the Company (as determined in good faith by the appropriate officers of the Company), pursuant to agreements relating to such purchases or acquisitions entered into prior to March 1, 2005, the Company and its Consolidated Subsidiaries may not purchase or otherwise acquire all or substantially all of the assets, or a business unit or division, of any Person except to the extent that (i) the consideration for such purchase or acquisition consists solely of capital stock of the Company or (ii) the cash consideration for such purchases or acquisitions shall not exceed $7,500,000, in the aggregate.”

(c)            Section 5.02(f) is amended by deleting the proviso at the end of the last sentence of such Section and replacing it with the following:

“; provided, further that for the period from March 31, 2005 until September 30, 2005, the Company shall not declare or pay any Restricted Payment payable in cash, except that, so long as no Default shall have occurred and be continuing at the time of any declaration or payment of such Restricted Payment, the Company may (i) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock in connection with the exercise of options by the employees of the Company or its Subsidiaries and (ii) declare and pay cash dividends on the Company’s 5 3/8% Series A Mandatory Convertible Preferred Stock pursuant to the terms thereof as in effect on March 31, 2005.”

(d)	Section 5.03 is amended in full to read as follows:

“So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(i)             Interest Coverage Ratio. Maintain (A) as of the end of the fiscal quarter ended December 31, 2004, an Interest Coverage Ratio of not less than 3.00 to 1, (B) as of the end of the fiscal quarter ended March 31, 2005, an Interest Coverage Ratio of not less than 2.4 to 1, (C) as of the end of the fiscal quarter ended June 30, 2005, an Interest Coverage Ratio of not less than 2.0 to 1 and (D) as of the end of each fiscal quarter thereafter, an Interest Coverage Ratio of not less than 3.75 to 1. “Interest Coverage Ratio” shall mean, with respect to the end of each fiscal quarter, the ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries.

(ii)           Debt to EBITDA Ratio. Maintain (A) as of the end of the fiscal quarter ended December 31, 2004, a Debt to EBITDA Ratio of not greater than 4.25 to 1, (B) as of the end of the fiscal quarter ended March 31, 2005, a Debt to EBITDA Ratio of not greater than 4.8 to 1, (C) as of the end of the fiscal quarter ended June 30, 2005, a Debt to EBITDA Ratio of not greater than (x) 5.65 to 1 or, (y) if prior to June 30, 2005, the Company or any of its Subsidiaries shall have received after June 22, 2005, gross cash proceeds in an amount greater than or

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equal to $150,000,000 from one or more debt offerings and the Company has not as of June 30, 2005 redeemed, repurchased or otherwise repaid its 7 7/8% Notes due October 2005, 6.25 to 1, and (D) as of the end of each fiscal quarter thereafter, a Debt to EBITDA Ratio of not greater than 3.25 to 1. “Debt to EBITDA Ratio” shall mean, with respect to the end of each fiscal quarter, a ratio of (i) Debt for Borrowed Money as of the end of such fiscal quarter to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended

(iii)          Minimum EBITDA. Maintain Consolidated EBITDA of the Company and its Consolidated Subsidiaries (A) for the period of four fiscal quarters ended December 31, 2004 of not less than $550,000,000, (B) for the period of four fiscal quarters ended March 31, 2005, of not less than $470,000,000, (C) for the period of four fiscal quarters ended June 30, 2005, of not less than $400,000,000 and (D) thereafter for each period of four fiscal quarters then ended of not less than $750,000,000.”

(e)            Section 6.01(j) is hereby deleted in its entirety and shall be of no further effect.

(f)	Section 6.02 is hereby deleted and replaced with the following:

“SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (x) such aggregate Available Amount over (y) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. To the extent that any such Letter of Credit expires or otherwise terminates, and to the extent the applicable Issuing Bank’s liability has ceased to exist under such Letter of Credit, and funds are on deposit in the L/C Cash Deposit Account in respect of such Letter of Credit, an amount equal to the undrawn amounts under such Letter of Credit shall be promptly returned from such L/C Cash Deposit Account to the Company. If any Event of Default has been waived or otherwise cured and no other Event of Default has occurred and is continuing,

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the balance, if any, in the L/C Cash Deposit Account shall be promptly returned to the Company. If, in accordance with this Section 6.02, the balance in the L/C Cash Deposit Account has not been otherwise returned, then after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Company.”

(g)           Exhibit B is amended by deleting clause (C) and replacing it with the following:

“(C) the proceeds of the Proposed Borrowing will be used to fund known cash requirements of the Company and its Consolidated Subsidiaries in the ordinary course of their respective businesses within fifteen (15) Business Days of such requirements becoming due and payable, excluding any payments of principal on the Company’s 7 7/8% Notes due October 2005 (the “7 7/8% Notes”) or any other debt with principal outstanding in excess of $200,000 issued under the Company’s public debt indentures, provided, however, if, prior to September 30, 2005, the Company or any of its Subsidiaries shall have received after June 22, 2005, gross cash proceeds in an amount greater than or equal to $200,000,000 from one or more equity or debt offerings, any proceeds of a Proposed Borrowing made subsequent to the completion of such offering shall be deemed not to be used for payments of principal on the 7 7/8% Notes.”

SECTION 2.   Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders, or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment.

SECTION 3.   Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b)           The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and each of the Notes, as amended hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is

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required for the due execution, delivery and performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby.

(d)           This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Notes, as amended hereby, to which the Company is a party are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e)            There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, the Credit Agreement or any Note or the consummation of the transactions contemplated hereby.

SECTION 4.   Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)           The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)            The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.   Costs and Expenses The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6.   Termination. Section 1(a) and Section 1(g) shall terminate and be of no further force and effect on November 20, 2005.

SECTION 7.   Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall

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constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: /s/ Ellen Johnson

Title: Senior Vice President and Treasurer

CITIBANK, N.A.,

as Agent and as Lender

By: /s/ Carolyn A. Kee

Title: Vice President

JPMORGAN CHASE BANK

By: /s/ George Catallo

Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Francis W. Lutz

Title: Vice President

LLOYDS TSB BANK PLC

By: /s/ Nicholas J. Bruce

Title:  Vice President

By: /s/ Stewart Taylor

Title:  Director

HSBC BANK USA

By: /s/ Robert Elms

Title: Vice President

ING BANK

By: /s/ Bill James

Title: Managing Director

ROYAL BANK OF CANADA

By: /s/ Dustin Craven

Title: Attorney-In-Fact

UBS LOAN FINANCE LLC

By: /s/ Wilfred V. Saint

Title: Director

By: /s/ Richard L. Tavrow

Title: Director

SUNTRUST BANK

By: /s/ Katherine L. Bass

Title: Vice President